TRANSALTA CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) AND RETAINED EARNINGS
(in millions of Canadian dollars except per share amounts)
	3 months ended June 30		6 months ended June 30
Unaudited	2010	2009	2010	2009

Revenues	582	585	1,308	1,341
Fuel and purchased power	229	239	551	614
	353	346	757	727
Operations, maintenance, and administration	172	207	332	381
Depreciation and amortization (Note 21)	118	118	222	235
Taxes, other than income taxes	8	7	14	12
	298	332	568	628
	55	14	189	99
Foreign exchange gain	-	2	3	3
Net interest expense (Notes 5 and 11)	(33)	(33)	(81)	(66)
Other income (Note 3)	-	1	-	8
Earnings (loss) before non-controlling interests and income taxes	22	(16)	111	44
Non-controlling interests (Note 4)	7	10	12	24
Earnings (loss) before income taxes	15	(26)	99	20
Income tax recovery (Note 5)	(36)	(20)	(19)	(16)
Net earnings (loss)	51	(6)	118	36
Retained earnings
Opening balance	638	673	634	688
Common share dividends	64	57	127	114
Closing balance	625	610	625	610
Weighted average number of common shares outstanding in the period	219	198	219	198

Net earnings (loss) per share, basic and diluted	0.23	(0.03)	0.54	0.18

See accompanying notes.

TRANSALTA CORPORATION / Q2 2010   1

TRANSALTA CORPORATION
CONSOLIDATED BALANCE SHEETS
(in millions of Canadian dollars)

Unaudited	June 30, 2010	Dec. 31, 2009
Cash and cash equivalents (Note 6)	43	82
Accounts receivable (Notes 6 and 19)	372	421
Collateral paid (Notes 6 and 7)	28	27
Prepaid expenses	25	18
Risk management assets (Notes 6 and 7)	213	144
Income taxes receivable (Note 9)	111	39
Inventory (Note 8)	103	90
	895	821
Long-term receivables (Note 9)	-	49
Property, plant, and equipment
Cost	11,716	11,721
Accumulated depreciation	(3,974)	(4,143)
	7,742	7,578
Goodwill (Note 21)	434	434
Intangible assets	319	333
Future income tax assets (Note 2)	202	234
Risk management assets (Notes 6 and 7)	265	224
Other assets (Note 10)	107	102
Total assets	9,964	9,775
Accounts payable and accrued liabilities (Note 6)	443	521
Collateral received (Notes 6 and 7)	112	86
Risk management liabilities (Notes 6 and 7)	34	45
Income taxes payable	5	10
Future income tax liabilities (Note 2)	24	45
Dividends payable	65	61
Current portion of long-term debt - recourse (Notes 6 and 11)	232	7
Current portion of long-term debt - non-recourse (Notes 6 and 11)	22	24
Current portion of asset retirement obligation (Note 12)	37	32
	974	831
Long-term debt - recourse (Notes 6 and 11)	3,939	3,857
Long-term debt - non-recourse (Notes 6 and 11)	544	554
Asset retirement obligation (Note 12)	219	250
Deferred credits and other long-term liabilities	147	136
Future income tax liabilities (Note 2)	654	662
Risk management liabilities (Notes 6 and 7)	51	78
Non-controlling interests (Note 4)	461	478
Shareholders' equity
Common shares (Notes 13 and 14)	2,178	2,169
Retained earnings (Note 14)	625	634
Accumulated other comprehensive income (Note 14)	172	126
Total shareholders’ equity	2,975	2,929
Total liabilities and shareholders’ equity	9,964	9,775

Contingencies (Notes 17 and 19)
Commitments (Notes 6 and 18)
Subsequent events (Note 24)

See accompanying notes.

TRANSALTA CORPORATION / Q2 2010   2

TRANSALTA CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in millions of Canadian dollars)

	3 months ended June 30		6 months ended June 30
Unaudited	2010	2009	2010	2009

Net earnings (loss)	51	(6)	118	36
Other comprehensive income (loss)
Gains (losses) on translating net assets of self-sustaining foreign operations	42	(124)	(8)	(62)
(Losses) gains on financial instruments designated as hedges of self-sustaining foreign operations, net of tax(1)	(34)	74	2	31
Gains on derivatives designated as cash flow hedges, net of tax(2)	1	25	117	214
Reclassification of derivatives designated as cash flow hedges to balance sheet, net of tax(3)	(10)	(5)	7	(8)
Reclassification of derivatives designated as cash flow hedges to net earnings, net of tax(4)	(45)	(33)	(72)	(57)
Other comprehensive (loss) income	(46)	(63)	46	118
Comprehensive income (loss)	5	(69)	164	154

(1) Net of income tax recovery of 5 and nil for the three and six months ended June 30, 2010 (2009 - 16 expense and 9 expense), respectively.
(2) Net of income tax expense of 1 and 60 for the three and six months ended June 30, 2010 (2009 - 6 expense and 98 expense), respectively.
(3) Net of income tax recovery of 4 and expense of 2 for the three and six months ended June 30, 2010 (2009 - 2 recovery and 3 recovery), respectively.
(4) Net of income tax recovery of 23 and 35 for the three and six months ended June 30, 2010 (2009 - 17 recovery and 31 recovery), respectively.

See accompanying notes.

TRANSALTA CORPORATION / Q2 2010   3

TRANSALTA CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions of Canadian dollars)
	3 months ended June 30		6 months ended June 30
Unaudited	2010	2009	2010	2009

Operating activities
Net earnings (loss)	51	(6)	118	36
Depreciation and amortization (Note 21)	122	122	232	243
Gain on sale of equipment	(1)	-	(1)	-
Non-controlling interests (Note 4)	7	10	12	24
Asset retirement obligation accretion (Note 12)	5	6	10	12
Asset retirement costs settled (Note 12)	(10)	(8)	(15)	(16)
Future income taxes (recovery)	6	(23)	17	(4)
Unrealized foreign exchange loss (gain)	1	(8)	(2)	(11)
Unrealized loss from risk management activities	3	-	-	-
Other non-cash items	-	1	3	1
	184	94	374	285
Change in non-cash operating working capital balances (Note 22)	(86)	(37)	(102)	(145)
Cash flow from operating activities	98	57	272	140
Investing activities
Additions to property, plant, and equipment	(283)	(281)	(409)	(412)
Proceeds on sale of property, plant, and equipment	1	-	3	1
Proceeds on sale of minority interest in Kent Hills (Note 3)	-	29	-	29
Restricted cash	-	(1)	-	(2)
Realized losses on financial instruments	(14)	(8)	(21)	(14)
Net (decrease) increase in collateral received from counterparties	(54)	(72)	26	120
Net decrease (increase) in collateral paid to counterparties	4	(2)	(2)	7
Settlement of adjustments on sale of Mexican equity investment (Note 3)	-	-	-	(7)
Other	2	(20)	6	(14)
Cash flow used in investing activities	(344)	(355)	(397)	(292)
Financing activities
Net increase (decrease) in credit facilities	298	194	(29)	118
Repayment of long-term debt	(16)	(16)	(18)	(18)
Issuance of long-term debt (Note 11)	-	200	301	200
Dividends paid on common shares	(64)	(57)	(123)	(111)
Net proceeds on issuance of common shares (Note 13)	3	-	4	-
Realized losses on financial instruments	-	-	(17)	-
Distributions paid to subsidiaries' non-controlling interests	(15)	(17)	(29)	(33)
Other	1	-	-	-
Cash flow from financing activities	207	304	89	156
Cash flow (used in) from operating, investing, and financing activities	(39)	6	(36)	4
Effect of translation on foreign currency cash	(2)	(1)	(3)	-
(Decrease) increase in cash and cash equivalents	(41)	5	(39)	4
Cash and cash equivalents, beginning of period	84	49	82	50
Cash and cash equivalents, end of period	43	54	43	54
Cash taxes paid	12	9	19	32
Cash interest paid	37	51	54	66

See accompanying notes.

TRANSALTA CORPORATION / Q2 2010   4

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Tabular amounts in millions of Canadian dollars, except as otherwise noted)

1.   ACCOUNTING POLICIES

These unaudited interim consolidated financial statements do not include all of the disclosures included in TransAlta Corporation’s (“TransAlta” or “the Corporation”) annual consolidated financial statements.  Accordingly, these unaudited interim consolidated financial statements should be read in conjunction with the Corporation’s most recent annual consolidated financial statements.

These unaudited interim consolidated financial statements reflect all adjustments which consist of normal recurring adjustments and accruals that are, in the opinion of management, necessary for a fair presentation of the results.

TransAlta’s results are partly seasonal due to the nature of the electricity market and related fuel costs.  Higher maintenance costs are ordinarily incurred in the second and third quarters when electricity prices are expected to be lower as electricity prices generally increase in the winter months in the Canadian market.

These unaudited interim consolidated financial statements have been prepared in accordance with Canadian Generally Accepted Accounting Principles (“Canadian GAAP”) using the same accounting policies as those used in the Corporation’s most recent annual consolidated financial statements, except as explained below.

2.  ACCOUNTING CHANGES

Current Accounting Changes

Inventory

During the second quarter, the Corporation modified its inventory measurement policy for commodity inventories held in its Energy Trading business segment to better reflect the nature of the underlying inventory and the segment’s business objectives. Commodity inventories held in the Energy Trading segment are now measured at fair value less costs to sell, as opposed to the lower of cost and net realizable value. Changes in fair value less costs to sell are recognized in net earnings in the period of change. The effect of this change on current and prior periods was not material. Accordingly, the change has been applied prospectively and prior periods have not been restated.

Change in Estimate - Useful Lives

Management conducted a comprehensive review of the estimated useful lives of all generating facilities and coal mining assets, having regard for, among other things, TransAlta’s economic lifecycle maintenance program, the existing condition of the assets, progress on carbon capture and other technologies, as well as other market related factors.

TRANSALTA CORPORATION / Q2 2010   5

Management concluded its review of the coal fleet, as well as its mining assets, and updated the estimated useful lives of these assets to reflect their current expected economic lives.  As a result, depreciation was reduced by $7 million and $12 million for the three and six months ended June 30, 2010, respectively, compared to the same period in 2009.  The estimated annual pre-tax impact of this change is $29 million and will be reflected in depreciation expense and cost of goods sold.

Management continues to perform the comprehensive review on other assets.  Any other adjustments resulting from this review will be reflected in future periods.

Future Accounting Changes

International Financial Reporting Standards (“IFRS”) Convergence

In 2005, the Accounting Standards Board of Canada (“AcSB”) announced that accounting standards in Canada are to converge with IFRS.  On May 8, 2009, the AcSB re-confirmed that IFRS will be required for interim and annual financial statements commencing on Jan. 1, 2011, with appropriate comparative IFRS financial information for 2010.  While IFRS uses a conceptual framework similar to Canadian GAAP, there are significant differences in accounting policies that will be addressed as part of the convergence project, which have been more fully described in Note 2(D) to the Corporation’s annual financial statements.  During the second quarter of 2010, no new significant differences were identified.

The project is on track and is currently in the implementation phase with respect to dual reporting in 2010 and in the solution development and implementation phase with respect to 2011 full convergence.  Cross-functional, issue-specific teams have been established to analyze the impacts of adopting IFRS, and focus on developing and implementing specific solutions for convergence.

A steering committee, comprised of senior representatives across the Corporation, has been established to monitor the progress and critical decisions in the transition to IFRS, and continues to meet regularly.  Quarterly updates are provided to the Audit and Risk Committee. The Corporation is continuing to assess the impact of adopting these standards on the consolidated financial statements.

Comparative Figures

Certain comparative figures have been reclassified to conform to the current period’s presentation.  These reclassifications did not impact previously reported net earnings or retained earnings.

3.  OTHER INCOME

During the second quarter of 2009, the Corporation sold a 17 per cent interest in its Kent Hills project to Natural Forces Technologies Inc. (“Natural Forces”) for proceeds of $29 million, and recorded a pre-tax gain of $1 million. During the first quarter of 2009, the Corporation settled an outstanding commercial issue related to the sale of its Mexican equity investment for a pre-tax gain of $7 million.

TRANSALTA CORPORATION / Q2 2010   6

4.  NON-CONTROLLING INTERESTS

The change in non-controlling interests is provided below:

Balance, Dec. 31, 2009	478
Distributions paid	(29)
Non-controlling interests portion of net earnings	12
Balance, June 30, 2010	461

5.

INCOME TAX (RECOVERY) EXPENSE

The components of income tax (recovery) expense are as follows:

	3 months ended June 30		6 months ended June 30
	2010	2009	2010	2009
Current tax (recovery) expense	(42)	3	(36)	(12)
Future income tax expense (recovery)	6	(23)	17	(4)
Income tax recovery	(36)	(20)	(19)	(16)

During the quarter, TransAlta recognized a $30 million income tax recovery related to the resolution of certain outstanding tax matters.  Interest expense also decreased by $14 million as a result of associated interest recoveries (Note 11).  Cash from the resolution of these tax matters is expected to be received before the end of the year.

TRANSALTA CORPORATION / Q2 2010   7

6.  FINANCIAL INSTRUMENTS

A.

Financial Assets and Liabilities – Classification and Measurement

Financial assets and financial liabilities are measured on an ongoing basis at cost, fair value, or amortized cost.  The “Financial Instruments and Hedges” section of Note 1(F) in the Corporation’s 2009 annual consolidated financial statements describes how financial instruments are measured and how income and expenses, including fair value gains and losses, are recognized.  The following table highlights the carrying amounts and classifications of the financial assets and liabilities:

Carrying value of financial instruments as at June 30, 2010
	Derivatives used for hedging	Derivatives classified as held for trading	Loans and receivables	Other financial liabilities	Total
Financial assets
Cash and cash equivalents	-	-	43	-	43
Accounts receivable	-	-	372	-	372
Collateral paid	-	-	28	-	28
Risk management assets
Current	190	23	-	-	213
Long-term	261	4	-	-	265
Financial liabilities			.
Accounts payable and accrued liabilities	-	-	-	443	443
Collateral received	-	-	-	112	112
Risk management liabilities
Current	16	18	-	-	34
Long-term	42	9	-	-	51
Long-term debt - recourse(1)	-	-	-	4,171	4,171
Long-term debt - non-recourse(1)	-	-	-	566	566

Carrying value of financial instruments as at Dec. 31, 2009
	Derivatives used for hedging	Derivatives classified as held for trading	Loans and receivables	Other financial liabilities	Total
Financial assets
Cash and cash equivalents	-	-	82	-	82
Accounts receivable	-	-	421	-	421
Collateral paid	-	-	27	-	27
Risk management assets
Current	130	14	-	-	144
Long-term	219	5	-	-	224
Financial liabilities
Accounts payable and accrued liabilities	-	-	-	521	521
Collateral received	-	-	-	86	86
Risk management liabilities
Current	28	17	-	-	45
Long-term	75	3	-	-	78
Long-term debt - recourse(1)	-	-	-	3,864	3,864
Long-term debt - non-recourse(1)	-	-	-	578	578
(1) Includes current portion.

TRANSALTA CORPORATION / Q2 2010   8

B.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount of consideration that would be agreed upon in an arm’s-length transaction between knowledgeable and willing parties who are under no compulsion to act.  Fair values can be determined by reference to prices for that instrument in active markets to which the Corporation has access.  In the absence of an active market, the Corporation determines fair values based on valuation models or by reference to other similar products in active markets.

Fair values determined using valuation models require the use of assumptions.  In determining those assumptions, the Corporation looks primarily to external readily observable market inputs.  In limited circumstances, the Corporation uses inputs that are not based on observable market data.

I.  Level Determinations and Classifications

The Level I, II and III classifications in the fair value hierarchy utilized by the Corporation are defined below:

Level I

Fair values are determined using inputs that are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Corporation has the ability to access.  In determining Level I Energy Trading(1) fair values, the Corporation uses quoted prices for identically traded commodities obtained from active exchanges such as the New York Mercantile Exchange.

Level II

Fair values are determined using inputs other than unadjusted quoted prices that are observable for the asset or liability, either directly or indirectly.

Energy Trading fair values falling within the Level II category are determined through the use of quoted prices in active markets adjusted for factors specific to the asset or liability, such as basis and location differentials.  The Corporation includes over-the-counter derivatives with values based upon observable commodity futures curves and derivatives with input validated by broker quotes or other publicly available market data providers.  Level II fair values are also determined using valuation techniques, such as option pricing models and regression or extrapolation formulas, where the inputs are readily observable, including commodity prices for similar assets or liabilities in active markets, and implied volatilities for options.

In determining Level II fair values of other risk management assets and liabilities, the Corporation uses observable inputs other than unadjusted quoted prices that are observable for the asset or liability, such as interest rate yield curves and currency rates.  For certain financial instruments where insufficient trading volume or lack of recent trades exists, the Corporation relies on similar interest or currency rate inputs and other third-party information such as credit spreads.

Level III

Fair values are determined using inputs for the asset or liability that are not readily observable.

In limited circumstances, Energy Trading may enter into commodity transactions involving non-standard features for which market-observable data is not available.  In these cases, Level III fair values are determined using valuation techniques with inputs that are based on historical data such as unit availability, transmission congestion, demand profiles for individual non-standard deals and structured products, and/or volatilities and correlations between products derived from historical prices.  Where commodity transactions extend into periods for which market-observable prices are not available, an internally-developed fundamental price forecast is used in the valuation.

TRANSALTA CORPORATION / Q2 2010   9

As a result of the acquisition of Canadian Hydro Developers, Inc., TransAlta also has various contracts with terms that extend beyond five years.  As forward price forecasts are not available for the full period of these contracts, the value of these contracts is derived by reference to a forecast that is based on a combination of external and internal fundamental modeling, including discounting.  As a result, these contracts are classified in Level III. These contracts are for a specified price with creditworthy counterparties.

The fair value measurement of a financial instrument is included in only one of the three levels, the determination of which is based upon the lowest level input that is significant to the derivation of the fair value.

Energy Trading

The following table summarizes the key factors impacting the fair value of the Energy Trading risk management assets and liabilities by classification level during the six months ended June 30, 2010:

	Hedges			Non-hedges			Total
	Level I	Level II	Level III	Level I	Level II	Level III	Level I	Level II	Level III
Net risk management assets (liabilities) at Dec. 31, 2009	-	297	(27)	-	-	1	-	297	(26)
Changes attributable to:
Market price changes on existing contracts	-	123	11	-	(1)	(1)	-	122	10
Market price changes on new contracts	-	20	-	2	(2)	1	2	18	1
Contracts settled	-	(80)	(3)	-	1	-	-	(79)	(3)
Change in foreign exchange rates	-	-	-	-	-	-	-	-	-
Transfers in/out of Level III	-	-	-	-	-	-	-	-	-
Net risk management assets (liabilities) at June 30, 2010	-	360	(19)	2	(2)	1	2	358	(18)
Additional Level III gain information:
Change in fair value included in OCI			8			-			8
Realized gain included in earnings before income taxes			3			-			3
Unrealized gain (loss) included in earnings before income taxes relating to those net assets held at June 30, 2010			-			-			-

To the extent applicable, changes in net risk management assets and liabilities for non-hedge positions are reflected within the gross margin of the Energy Trading and Generation business segments.

The effect of using reasonably possible alternative assumptions as inputs to valuation techniques from which the Level III Energy Trading fair values are determined at June 30, 2010 is estimated to be +/- $18 million (Dec. 31, 2009 – $24 million).  Where an internally-developed fundamental price forecast is used, reasonably alternate fundamental price forecasts sourced from external consultants are included in the estimate. In limited circumstances, certain contracts have terms extending beyond five years that require valuations to be extrapolated as the lengths of these contracts make reasonably alternate fundamental price forecasts unavailable.

TRANSALTA CORPORATION / Q2 2010   10

The total change in Level III financial assets and liabilities held at June 30, 2010, that was recognized in pre-tax earnings for the six months ended June 30, 2010 was nil (June 30, 2009 - nil).

The anticipated settlement of the above contracts over each of the next five calendar years and thereafter is as follows:

		2010	2011	2012	2013	2014	2015 and thereafter	Total
Hedges	Level I	-	-	-	-	-	-	-
	Level II	68	159	111	22	-	-	360
	Level III	-	3	-	-	-	(22)	(19)
Non-hedges	Level I	2	-	-	-	-	-	2
	Level II	(1)	(3)	-	2	-	-	(2)
	Level III	1	-	-	-	-	-	1
Total by level	Level I	2	-	-	-	-	-	2
	Level II	67	156	111	24	-	-	358
	Level III	1	3	-	-	-	(22)	(18)
Total net assets (liabilities)		70	159	111	24	-	(22)	342

Other Risk Management Assets and Liabilities

The following table summarizes the key factors impacting the fair value of the other risk management assets and liabilities by classification level during the six months ended June 30, 2010:

	Hedges			Non-hedges			Total
	Level I	Level II	Level III	Level I	Level II	Level III	Level I	Level II	Level III
Net risk management liabilities at Dec. 31, 2009	-	(24)	-	-	(2)	-	-	(26)	-
Changes attributable to:
Market price changes on existing contracts	-	24	-	-	(1)	-	-	23	-
Market price changes on new contracts	-	31	-	-	-	-	-	31	-
Contracts settled	-	21	-	-	2	-	-	23	-
Net risk management assets (liabilities) at June 30, 2010	-	52	-	-	(1)	-	-	51	-

Changes in other risk management assets and liabilities related to hedge positions are reflected within net earnings when such transactions have settled during the period or when ineffectiveness exists in the hedging relationship.  For hedges that remain effective and qualify for hedge accounting, any change in value will be deferred in Accumulated Other Comprehensive Income (“AOCI”) until the instrument is settled or there is a reduction in the net investment in the foreign operations.

1() The Energy Trading segment was referred to as “Commercial Operations and Development” in 2009.

TRANSALTA CORPORATION / Q2 2010   11

The anticipated settlement of the above contracts over each of the next five calendar years and thereafter is as follows:

		2010	2011	2012	2013	2014	2015 and thereafter	Total
Hedges	Level I	-	-	-	-	-	-	-
	Level II	-	4	7	10	-	31	52
	Level III	-	-	-	-	-	-	-
Non-hedges	Level I	-	-	-	-	-	-	-
	Level II	(1)	-	-	-	-	-	(1)
	Level III	-	-	-	-	-	-	-
Total by level	Level I	-	-	-	-	-	-	-
	Level II	(1)	4	7	10	-	31	51
	Level III	-	-	-	-	-	-	-
Total net (liabilities) assets		(1)	4	7	10	-	31	51

The fair value of the Corporation’s long-term debt is outlined below:

	Fair value(1)				Total carrying value
As at June 30, 2010	Level I	Level II	Level III	Total
Financial assets and liabilities measured at other than fair value
Long-term debt - June 30, 2010(2)	-	4,934	-	4,934	4,737
Long-term debt - Dec. 31, 2009(2)	-	4,499	-	4,499	4,442

(1) Excludes financial assets and liabilities where book value approximates fair value due to the liquid nature of the asset or liability (cash and cash equivalents, accounts receivable, collateral paid, accounts payable and accrued liabilities, and collateral received).

(2) Includes current portion.

C.

 Inception Gains and Losses

The majority of derivatives traded by the Corporation are not traded on an active exchange or extend beyond the time period for which exchange-based quotes are available.  The fair values of these derivatives have been determined using valuation techniques or models.

In some instances, a difference may arise between the fair value of a financial instrument at initial recognition (the “transaction price”) and the amount calculated through a valuation model.  This unrealized gain or loss at inception is recognized in net earnings only if the fair value of the instrument is evidenced by a quoted market price in an active market, observable current market transactions that are substantially the same, or a valuation technique that uses observable market inputs.  Where these criteria are not met, the difference is deferred on the Consolidated Balance Sheets in Risk management assets or liabilities, and is recognized in net earnings over the term of the related contract.  The difference between the transaction price and the valuation model yet to be recognized in net earnings and a reconciliation of changes during the period is as follows:

As at	June 30, 2010	Dec. 31, 2009
Unamortized (loss) gain at beginning of period	(1)	2
New transactions	2	(1)
Amortization recorded in net earnings during the period	(1)	(2)
Unamortized loss at end of period	-	(1)

TRANSALTA CORPORATION / Q2 2010   12

7.

RISK MANAGEMENT ACTIVITIES

A.  Risk Management Assets and Liabilities

Aggregate risk management assets and liabilities are as follows:

As at	June 30, 2010					Dec. 31, 2009
	Net Investment Hedges	Cash Flow Hedges	Fair Value Hedges	Not Designated as a Hedge	Total	Total
Risk management assets
Energy Trading
Current	-	181	-	22	203	144
Long-term	-	211	-	4	215	207
Total Energy Trading risk management assets	-	392	-	26	418	351

Other
Current	5	-	4	1	10	-
Long-term	-	14	36	-	50	17
Total other risk management assets	5	14	40	1	60	17

Risk management liabilities
Energy Trading
Current	-	11	-	16	27	30
Long-term	-	40	-	9	49	50
Total Energy Trading risk management liabilities	-	51	-	25	76	80

Other
Current	5	-	-	2	7	15
Long-term	-	2	-	-	2	28
Total other risk management liabilities	5	2	-	2	9	43

Net Energy Trading risk management assets	-	341	-	1	342	271
Net other risk management assets (liabilities)	-	12	40	(1)	51	(26)

Net total risk management assets	-	353	40	-	393	245

Additional information on derivative instruments has been presented on a net basis below.

I.  Hedges

a.  Net Investment Hedges

i.  Hedges of Foreign Operations

U.S. dollar denominated long-term debt with a face value of U.S.$820 million (Dec. 31, 2009 – U.S.$1,100 million), and a U.S. dollar denominated credit facility with a face value of U.S.$300 million (Dec. 31, 2009 – U.S.$300 million) have been designated as a part of the hedge of TransAlta’s net investment in self-sustaining foreign operations.

TRANSALTA CORPORATION / Q2 2010   13

The Corporation has also hedged a portion of its net investment in self-sustaining foreign operations with cross-currency interest rate swaps and foreign currency forward sales (purchase) contracts as shown below:

Cross-Currency Swap

Outstanding liability resulting from cross-currency swap used as part of the net investment hedge is as follows:

June 30, 2010			Dec. 31, 2009
Notional amount	Fair value liability	Maturity	Notional amount	Fair value liability	Maturity
-	-	-	AUD34	(2)	2010

Foreign Currency Contracts

Outstanding foreign currency forward sale (purchase) contracts used as part of the net investment hedge are as follows:

June 30, 2010			Dec. 31, 2009
Notional amount	Fair value liability	Maturity	Notional amount	Fair value liability	Maturity
AUD167	-	2010	AUD120	(2)	2010
U.S.77	-	2010	U.S.(182)	(1)	2010

ii.  Effect on the Consolidated Statements of Comprehensive Income (Loss)

For the three months ended June 30, 2010, a net after-tax gain of $8 million (June 30, 2009 – loss of $50 million), relating to the translation of the Corporation’s net investment in self-sustaining foreign operations, net of hedging, was recognized in Other Comprehensive Income (“OCI”).  For the six months ended June 30, 2010, a net after-tax loss of $6 million (June 30, 2009 – loss of $31 million), relating to the translation of the Corporation’s net investment in self-sustaining foreign operations, net of hedging, was recognized in OCI.

All net investment hedges currently have no ineffective portion.  The following table summarizes the pre-tax impact of net investment hedges on the Consolidated Statements of Comprehensive Income (Loss) for the three and six months ended June 30, 2010 and 2009:

Financial instruments in net investment hedging relationships	Pre-tax (loss) gain recognized in OCI for the 3 months ended June 30, 2010	Pre-tax (loss) gain recognized in OCI for the 3 months ended June 30, 2009
Long-term debt	(39)	(41)
Cross currency	3	(3)
Foreign exchange	(3)	134
OCI impact	(39)	90

Financial instruments in net investment hedging relationships	Pre-tax gain (loss) recognized in OCI for the 6 months ended June 30, 2010	Pre-tax gain (loss) recognized in OCI for the 6 months ended June 30, 2009
Long-term debt	9	84
Cross currency	3	(3)
Foreign exchange	(10)	(41)
OCI impact	2	40

TRANSALTA CORPORATION / Q2 2010   14

b.  Cash flow hedges

i.  Energy Trading Risk Management

The Corporation’s outstanding Energy Trading derivative instruments designated as hedging instruments at June 30, 2010, were as follows:

(Thousands)	June 30, 2010		Dec. 31, 2009
Type	Notional amount sold	Notional amount purchased	Notional amount sold	Notional amount purchased
Electricity (MWh)	31,435	12	28,987	-
Natural gas (GJ)	1,213	1,740	2,163	360
Oil (gallons)	-	20,790	-	25,074

ii.  Foreign Currency Rate Risk Management

Foreign Exchange Forward Contracts on Foreign Denominated Receipts and Expenditures

The Corporation uses forward foreign exchange contracts to hedge a portion of its future foreign denominated receipts and expenditures as follows:

June 30, 2010				Dec. 31, 2009
Notional amount sold	Notional amount purchased	Fair value liability	Maturity	Notional amount sold	Notional amount purchased	Fair value liability	Maturity
20	U.S.19	-	2010	91	U.S.78	(8)	2010
U.S.7	7	-	2010	U.S.14	15	-	2010
-	-	-	-	AUD4	U.S.3	-	2010

Foreign Exchange Forward Contracts on Foreign Denominated Debt

Outstanding foreign exchange forward purchase contracts used to manage foreign exchange exposure on debt not designated as a net investment hedge are as follows:

June 30, 2010			Dec. 31, 2009
Notional amount	Fair value asset	Maturity	Notional amount	Fair value asset	Maturity
U.S.300	6	2012	-	-	-
U.S.300	7	2013	-	-	-

Cross-Currency Swap

TransAlta uses cross-currency swaps to manage foreign exchange risk exposures on foreign denominated debt as follows:

June 30, 2010			Dec. 31, 2009
Notional amount	Fair value liability	Maturity	Notional amount	Fair value liability	Maturity
U.S.500	(1)	2015	U.S.500	(16)	2015

TRANSALTA CORPORATION / Q2 2010   15

iii.  Interest Rate Risk Management

The Corporation also had outstanding forward start interest rate swaps that converted floating rate debt into fixed rate debt with fixed rates ranging from 3.5 per cent to 4.6 per cent.  These swaps were closed out upon the issuance of the U.S. $300 million senior notes during the first quarter and the resulting losses have been included in AOCI and will be recognized over the term of the senior notes.

June 30, 2010			Dec. 31, 2009
Notional amount	Fair value liability	Maturity	Notional amount	Fair value liability	Maturity
-	-	-	U.S.300	(8)	2020

iv.  Effect on the Consolidated Statements of Comprehensive Income (Loss)

Forward sale and purchase commodity contracts, foreign exchange contracts, as well as interest rate contracts, are used to hedge the variability in future cash flows. All components of each derivative’s change in fair value have been included in the assessment of cash flow hedge effectiveness.

The following tables summarize the impact of cash flow hedges on the Consolidated Statements of Comprehensive Income (Loss), Consolidated Statements of Earnings (Loss), and the Consolidated Balance Sheets for the three and six months ended June 30, 2010 and 2009:

3 months ended June 30, 2010
Effective portion				Ineffective portion
Derivatives in cash flow hedging relationships	Pre-tax (loss) gain recognized in OCI	Location of loss reclassified from OCI	Pre-tax loss reclassified from OCI	Location of loss recognized in earnings	Pre-tax loss recognized in earnings
Commodity	(41)	Revenue	(49)	Revenue	-
Foreign exchange gain (loss) on project hedges	8	Property, plant, and equipment	(14)	Interest expense	(1)
Foreign exchange gain (loss) on U.S. debt	24	Foreign exchange gain (loss) on U.S. debt	(19)
Cross-currency swaps	(7)	Interest expense	-
Interest rate	18
OCI impact	2	OCI impact	(82)	Net earnings impact	(1)

3 months ended June 30, 2009
Effective portion				Ineffective portion
Derivatives in cash flow hedging relationships	Pre-tax gain (loss) recognized in OCI	Location of loss reclassified from OCI	Pre-tax loss reclassified from OCI	Location of loss recognized in earnings	Pre-tax loss recognized in earnings
Commodity	56	Revenue	(50)	Revenue	(2)
Foreign exchange gain (loss) on project hedges	9	Property, plant, and equipment	(7)	Interest expense	(1)
Cross-currency swaps	-	Interest expense	-
Interest rate	(34)
OCI impact	31	OCI impact	(57)	Net earnings impact	(3)

TRANSALTA CORPORATION / Q2 2010   16

6 months ended June 30, 2010
Effective portion				Ineffective portion
Derivatives in cash flow hedging relationships	Pre-tax gain (loss) recognized in OCI	Location of (loss) gain reclassified from OCI	Pre-tax (loss) gain reclassified from OCI	Location of loss recognized in earnings	Pre-tax loss recognized in earnings
Commodity	160	Revenue	(88)	Revenue	-
Foreign exchange gain (loss) on project hedges	1	Property, plant, and equipment	9	Interest expense	(1)
Foreign exchange gain (loss) on U.S. debt	24	Foreign exchange gain (loss) on U.S.debt	(19)
Cross-currency swaps	(17)	Interest expense	-
Interest rate	9
OCI impact	177	OCI impact	(98)	Net earnings impact	(1)

6 months ended June 30, 2009
Effective portion				Ineffective portion
Derivatives in cash flow hedging relationships	Pre-tax gain (loss) recognized in OCI	Location of loss reclassified from OCI	Pre-tax loss reclassified from OCI	Location of loss recognized in earnings	Pre-tax loss recognized in earnings
Commodity	336	Revenue	(88)	Revenue	(2)
Foreign exchange gain (loss) on project hedges	10	Property, plant, and equipment	(11)	Interest expense	(1)
Cross-currency swaps	-	Interest expense	-
Interest rate	(34)
OCI impact	312	OCI impact	(99)	Net earnings impact	(3)

Over the next 12 months, the Corporation estimates that $112 million (Dec. 31, 2009 – $77 million after-tax gains) of after-tax gains will be reclassified from AOCI and recognized in net earnings.

c.  Fair value hedges

i.  Interest Rate Risk Management

The Corporation has converted a portion of its fixed interest rate debt, with rates ranging from 5.75 per cent to 6.9 per cent, to floating rate debt through interest rate swaps as shown below:

June 30, 2010			Dec. 31, 2009
Notional amount	Fair value asset	Maturity	Notional amount	Fair value asset (liability)	Maturity
100	4	2011	100	7	2011
U.S.100	3	2013	U.S.50	(1)	2013
U.S.400	33	2018	U.S.150	7	2018

Including the interest rate swaps above, 35 per cent of the Corporation’s debt is subject to floating interest rates (Dec. 31, 2009 – 31 per cent).

TRANSALTA CORPORATION / Q2 2010   17

ii.  Effect on the Consolidated Statements of Comprehensive Income (Loss)

No ineffective portion of fair value hedges was recorded for the three and six months ended June 30, 2010 and 2009.

The following table summarizes the impact and location of fair value hedges on the Consolidated Statements of Earnings (Loss) for the three and six months ended June 30, 2010 and 2009:

Derivatives in fair value hedging	Location of gain (loss) on statements of	3 months ended June 30		6 months ended June 30
relationships	earnings	2010	2009	2010	2009
Interest rate contracts	Interest expense	25	12	27	15
Long-term debt	Interest expense	(25)	(12)	(27)	(15)
Net earnings impact		-	-	-	-

II.  Non-Hedges

The Corporation enters into a variety of commodity derivative transactions, including certain commodity hedging transactions that do not qualify for hedge accounting or where a choice was made not to apply hedge accounting where the related assets and liabilities are classified as held for trading.  The net realized and unrealized gains or losses from changes in the fair value of these derivatives are reported as revenue in the period the change occurs.

a.  Energy Trading Risk Management

The Corporation’s outstanding Energy Trading derivative instruments that are not designated as hedging instruments at June 30, 2010, were as follows:

(Thousands)	June 30, 2010		Dec. 31, 2009
Type	Notional amount sold	Notional amount purchased	Notional amount sold	Notional amount purchased
Electricity (MWh)	19,221	19,742	14,107	14,844
Natural gas (GJ)	530,977	532,692	323,793	309,764
Transmission (MWh)	-	3,100	-	4,852

b.  Cross-Currency Swaps

Cross-currency swaps are periodically entered into in order to limit the Corporation’s exposure to fluctuations in foreign exchange and interest rates.  The liability resulting from an outstanding cross-currency swap is as follows:

June 30, 2010			Dec. 31, 2009
Notional amount	Fair value liability	Maturity	Notional amount	Fair value liability	Maturity
-	-	-	AUD13	(2)	2010

c.  Foreign Currency Contracts

The Corporation periodically enters into foreign exchange forwards to hedge future foreign denominated revenues and expenses for which hedge accounting is not pursued.  These items are classified as held for trading, and changes in the fair values associated with these transactions are recognized in net earnings.

TRANSALTA CORPORATION / Q2 2010   18

Outstanding notional amounts and fair values associated with these forward contracts are as follows:

June 30, 2010				Dec. 31, 2009
Notional amount sold	Notional amount purchased	Fair value liability	Maturity	Notional amount sold	Notional amount purchased	Fair value liability	Maturity
AUD14	13	-	2010	-	-	-	-
AUD8	U.S.6	-	2010	-	-	-	-
U.S.56	58	(1)	2010	U.S.13	14	-	2010

d.  Total Return Swaps

The Corporation also has certain compensation and deferred share unit programs, the values of which depend on the common share price of the Corporation.  The Corporation has fixed a portion of the settlement cost of these programs by entering into a total return swap for which hedge accounting has not been chosen.  The total return swap is cash settled every quarter based upon the difference between the fixed price and the market price of the Corporation’s common shares at the end of each quarter.

e.  Effect on the Consolidated Statements of Comprehensive Income (Loss)

The tables below summarizes the net realized and unrealized gains and losses included in net earnings that are associated with derivatives not designated as hedges:

	3 months ended June 30
	2010			2009
	Net unrealized	Net realized		Net unrealized	Net realized
	(losses) gains	(losses) gains	Total	(losses) gains	gains	Total
Commodity	(5)	(4)	(9)	(1)	23	22
Interest	-	-	-	(1)	-	(1)
Foreign exchange	3	-	3	3	1	4
Other	-	2	2	-	2	2

	6 months ended June 30
	2010			2009
	Net unrealized	Net realized		Net unrealized	Net realized
	gains	gains	Total	gains	gains (losses)	Total
Commodity	-	6	6	-	33	33
Interest	-	-	-	-	(1)	(1)
Foreign exchange	4	1	5	4	(5)	(1)
Other	-	2	2	-	(1)	(1)

B.  Nature and Extent of Risks Arising from Financial Instruments

I.  Market Risk

a.  Commodity Price Risk – Proprietary Energy Trading

Changes in market prices associated with proprietary trading activities affect net earnings in the period that the price changes occur.   Value at Risk (“VaR”) at June 30, 2010 associated with the Corporation’s proprietary energy trading activities was $4 million (Dec. 31, 2009 – $3 million).

TRANSALTA CORPORATION / Q2 2010   19

b.  Commodity Price Risk - Generation

VaR at June 30, 2010 associated with the Corporation’s commodity derivative instruments used in generation hedging activities was $44 million (Dec. 31, 2009 – $45 million).

The Corporation’s policy on asset-backed transactions is to seek normal purchase / normal sale (“NPNS”) contract status or hedge accounting treatment.  For positions and economic hedges that do not meet hedge accounting requirements or short-term optimization transactions, such as buybacks entered into to offset existing hedge positions, these transactions are marked to the market value with changes in market prices associated with these transactions affecting net earnings in the period in which the price change occurs.  VaR at June 30, 2010 associated with the Corporation’s commodity derivative instruments used in the generation segment, but which are not designated as hedges, was nil (Dec. 31, 2009 – nil).

c.  Interest Rate Risk

The possible effect on net earnings and OCI, due to changes in market interest rates affecting the Corporation’s floating rate debt, interest-bearing assets, and held for trading and hedging interest rate derivatives outstanding at the balance sheet date, is outlined below.  The sensitivity analysis has been prepared using management’s assessment that a 50 basis point increase or decrease is a reasonable potential change in market interest rates over the next quarter.

	6 months ended June 30
	2010		2009
	Net earnings increase(1)	OCI loss(1)	Net earnings increase(1)	OCI loss(1)
50 basis point change	3	-	2	(5)

(1) This calculation assumes a decrease in market interest rates. An increase would have the opposite effect.

d.  Currency Rate Risk

The foreign currency risk sensitivities outlined below are limited to the risks that arise on financial instruments denominated in currencies other than the functional currency.

The possible effect on net earnings and OCI, due to changes in foreign exchange rates associated with financial instruments outstanding at the balance sheet date, is outlined below.  The sensitivity analysis has been prepared using management’s assessment that a five cent increase or decrease in these currencies relative to the Canadian dollar is a reasonable potential change over the next quarter.

	6 months ended June 30
	2010		2009
Currency	Net earnings decrease(1)	OCI gain(1,2)	Net earnings decrease(1)	OCI gain(1,2)
Euro	-	-	-	1
U.S.	(5)	1	(2)	4
AUD	(1)	-	(2)	-
Total	(6)	1	(4)	5
(1) These calculations assume an increase in the value of these currencies relative to the Canadian dollar. A decrease would have the opposite effect.
(2) The foreign exchange impact related to financial instruments used as the hedging instruments in the net investment hedges have been excluded.

TRANSALTA CORPORATION / Q2 2010   20

II.  Credit Risk

At June 30, 2010, TransAlta had one counterparty whose net settlement position accounted for greater than 10 per cent of the total trade receivables outstanding at the end of the period.

The Corporation’s maximum exposure to credit risk at June 30, 2010 and at Dec. 31, 2009, without taking into account collateral held, is represented by the current carrying amounts of accounts receivable and risk management assets as per the Consolidated Balance Sheets.  Letters of credit and cash are the primary types of collateral held as security related to these amounts.  The maximum credit exposure to any one customer for commodity trading operations and hedging, excluding the California market receivables and including the fair value of open trading, net of any collateral held, at June 30, 2010 was $56 million (Dec. 31, 2009 – $63 million).

The Corporation uses external credit ratings, as well as internal ratings in circumstances where external ratings are not available, to establish credit limits for counterparties.  The following table outlines the distribution, by credit rating, of financial assets as at June 30, 2010:

	Investment grade	Non-investment grade	Total
	%	%	%
Accounts receivable	91	9	100
Risk management assets	100	-	100

The Corporation utilizes an allowance for doubtful accounts to record potential credit losses associated with trade receivables.   A reconciliation of the account for the period is presented below:

As at	June 30, 2010	Dec. 31, 2009
Allowance at beginning of period	49	57
Change in foreign exchange rates	-	(8)
Allowance at end of period	49	49

At June 30, 2010, the Corporation did not have any significant past due trade receivables except as disclosed in Note 19.

III.  Liquidity Risk

A maturity analysis for the Corporation’s financial assets and liabilities is as follows:

	2010	2011	2012	2013	2014	2015 and thereafter	Total
Accounts payable and accrued liabilities	443	-	-	-	-	-	443
Collateral received	112	-	-	-	-	-	112
Debt(1)	14	254	1,064	661	232	2,523	4,748
Energy Trading risk management (assets) liabilities(2)	(70)	(159)	(111)	(24)	-	22	(342)
Other risk management liabilities (assets)(2)	1	(4)	(7)	(10)	-	(31)	(51)
Interest on long-term debt	130	266	240	216	183	1,158	2,193
Total	630	357	1,186	843	415	3,672	7,103
(1) Excludes impact of hedge accounting and includes drawn credit facilities that are currently scheduled to mature in 2012 and 2013.
(2) Net risk management assets and liabilities as above.

TRANSALTA CORPORATION / Q2 2010   21

C.  Collateral

I.  Financial Instruments Provided as Collateral

At June 30, 2010, $32 million (Dec. 31, 2009 – $45 million) of financial assets, consisting of cash and accounts receivable,  related to the Corporation’s proportionate share of CE Generation, LLC (“CE Gen”) have been pledged as collateral for certain CE Gen debt.  Should any defaults occur the debt-holders would have first claim on these assets.

At June 30, 2010, the Corporation provided $28 million (Dec. 31, 2009 – $27 million) in cash as collateral to regulated clearing agents as security for commodity trading activities.  These funds are held in segregated accounts by the clearing agents.

II.  Financial Assets Held as Collateral

At June 30, 2010, the Corporation received $112 million (Dec. 31, 2009 – $86 million) in cash collateral associated with counterparty obligations.  Under the terms of the contract, the Corporation may be obligated to pay interest on the outstanding balance and to return the principal when the counterparty has met its contractual obligations, or when the amount of the obligation declines as a result of changes in market value.  Interest payable to the counterparties on the collateral received is calculated in accordance with each contract.

III.  Contingent Features in Derivative Instruments

Collateral is posted in the normal course of business based on the Corporation’s senior unsecured credit rating as determined by certain major credit rating agencies. Certain of the Corporation’s derivative instruments contain financial assurance provisions that require collateral to be posted only if a material adverse credit-related event occurs.  If a material adverse event resulted in the Corporation’s senior unsecured debt to fall below investment grade, the counterparties to such derivative instruments could request ongoing full collateralization.

As at June 30, 2010 the Corporation had posted collateral of $17 million (Dec. 31, 2009 - $37 million) in the form of letters of credit, on derivative instruments in a net liability position.  If the credit-risk-contingent features included in certain derivative agreements were triggered, based upon the value of derivatives as at June 30, 2010, the Corporation would be required to post an additional $31 million of collateral to its counterparties.

8.

INVENTORY

Inventory held in the normal course of business which includes coal, emission credits, and natural gas are valued at the lower of cost and net realizable value. Inventory held for commodity trading, which also includes natural gas, is valued at fair value less costs to sell (Note 2). The classifications are as follows:

As at	June 30, 2010	Dec. 31, 2009
Coal	98	86
Natural gas	5	4
Total	103	90

The increase in coal inventory at June 30, 2010 compared to Dec. 31, 2009 is primarily due to lower production at the Centralia Thermal plant and the Sundance facility.

TRANSALTA CORPORATION / Q2 2010   22

The change in inventory is outlined below:

Balance, Dec. 31, 2009	90
Net additions	13
Balance, June 30, 2010	103

No inventory is pledged as security for liabilities.

For the three and six months ended June 30, 2010, no inventory was written down from its carrying value nor were any writedowns recorded in previous periods reversed back into net earnings.

9.  LONG-TERM RECEIVABLE

In 2008, the Corporation was reassessed by taxation authorities in Canada related to the sale of its previously operated Transmission Business, requiring the Corporation to pay $49 million in taxes and interest.  The Corporation challenged this reassessment and subsequent to the quarter end, a decision from Tax Court was received which allowed for the recovery of $38 million of the previously paid taxes and interest.  TransAlta is reviewing the decision to determine if the Corporation will appeal the court ruling.

10.

OTHER ASSETS

The components of other assets are as follows:

As at	June 30, 2010	Dec. 31, 2009
Deferred license fees	21	22
Accrued pension benefit asset	21	18
Project development costs	49	45
Keephills 3 transmission deposit	8	8
Other	8	9
Total other assets	107	102

TRANSALTA CORPORATION / Q2 2010   23

11.

LONG-TERM DEBT AND NET INTEREST EXPENSE

The amounts outstanding are as follows:

As at	June 30, 2010			Dec. 31, 2009
	Carrying value	Face value	Interest(1)	Carrying value	Face value	Interest(1)
Credit facilities(2)	1,033	1,033	1.0%	1,063	1,063	1.0%
Debentures, due 2011 to 2030	1,057	1,076	6.7%	1,055	1,076	6.7%
Senior notes(3)	2,025	2,001	6.0%	1,687	1,684	5.9%
Non-recourse	566	582	6.5%	578	581	6.3%
Other	56	56	6.7%	59	59	6.7%
	4,737	4,748		4,442	4,463
Less: current portion	254	254		31	31
Total long-term debt	4,483	4,494		4,411	4,432
(1) Interest is an average rate weighted by principal amounts outstanding before the effect of hedging.
(2) Composed of Bankers' Acceptances and other commercial borrowings under long-term committed credit facilities.
(3) 2010 - U.S.$1,900 million, 2009 - $1,600 million.

On March 12, 2010, the Corporation issued senior notes in the amount of U.S.$300 million, bearing interest at a rate of 6.5 per cent and maturing in 2040.

The components of net interest expense are as follows:

	3 months ended June 30		6 months ended June 30
	2010	2009	2010	2009
Interest on debt	61	43	118	86
Interest income (Note 5)	(15)	(1)	(15)	(3)
Capitalized interest	(13)	(9)	(22)	(17)
Net interest expense	33	33	81	66

The Corporation capitalizes interest during the construction phase of growth capital projects.

12.  ASSET RETIREMENT OBLIGATIONS

The change in the asset retirement obligation balances is summarized below:

Balance, Dec. 31, 2009	282
Liabilities incurred in period	1
Liabilities settled in period	(15)
Accretion expense	10
Revisions in estimated cash flows	(22)
Change in foreign exchange rates	-
256
Less: current portion	37
Balance, June 30, 2010	219

Revisions in estimated cash flows are primarily due to changes in the estimates associated with the decommissioning of the Wabamun plant, which was shut down on March 31, 2010.

TRANSALTA CORPORATION / Q2 2010   24

13.  COMMON SHARES ISSUED AND OUTSTANDING

A.

Issued and outstanding

TransAlta is authorized to issue an unlimited number of voting common shares without nominal or par value.  At June 30, 2010, the Corporation had 218.8 million (Dec. 31, 2009 – 218.4 million) common shares issued and outstanding.  During the three months ended June 30, 2010, 0.2 million (June 30, 2009 – nil) common shares were issued for proceeds of $3 million (June 30, 2009 – nil).  During the six months ended June 30, 2010, 0.4 million (June 30, 2009 – 0.2 million) common shares were issued for proceeds of $4 million (June 30, 2009 – nil).

During the three and six months ended June 30, 2010 and 2009, no shares were acquired or cancelled under the Normal Course Issuer Bid (“NCIB”) program prior its expiry on May 6, 2010.

B.  Stock options

At June 30, 2010, the Corporation had 2.3 million outstanding employee stock options (Dec. 31, 2009 – 1.5 million), reflecting 0.9 million stock options granted on Feb. 1, 2010, at a strike price of $22.46, being the last sale price of board lots of the shares on the Toronto Stock Exchange the day prior to the day the options were granted for Canadian employees, and U.S.$20.75, being the closing sale price on the New York Stock Exchange on the same date for U.S. employees.  These options will vest in equal installments over four years starting Feb. 1, 2011 and expire after 10 years.  During the three months ended June 30, 2010, a nominal number of options also expired, or were exercised or cancelled (June 30, 2009 – 0.1 million cancelled).  During the six months ended June 30, 2010, a nominal number of options also expired, or were exercised or cancelled (June 30, 2009 – 0.1 million expired, 0.1 million cancelled).

The estimated fair value of these options granted was determined using the Black-Scholes option-pricing model and the following assumptions, resulting in a fair value of $3.67 per option:

Risk free interest rate (%)	2.5
Expected life of the options (years)	4.9
Expected annual dividend yield (%)	5.1
Volatility in the price of the Corporation's shares (%)	29.7

For the three and six months ended June 30, 2010, stock based compensation expense related to stock options recorded in operations, maintenance, and administration expense was nil (June 30, 2009 - nil), and $1 million (June 30, 2009 - $1 million), respectively.

C.

Dividend Reinvestment and Share Purchase (“DRASP”) Plan

Under the terms of the DRASP plan, participants are able to purchase additional common shares by reinvesting dividends or making an additional contribution of up to $5,000 per quarter.  On April 29, 2010, in accordance with the terms of the DRASP plan, the Board of Directors approved the issuance of shares from Treasury at a three per cent discount from the weighted average price of the shares traded on the Toronto Stock Exchange on the last five days preceding the dividend payment date.  During the quarter, the Corporation issued 0.2 million common shares for proceeds of $3 million.  Under the terms of the DRASP plan, the Corporation reserves the right to alter the discount or return to purchasing the shares on the open market at any time.

TRANSALTA CORPORATION / Q2 2010   25

14.  SHAREHOLDERS’ EQUITY

A reconciliation of shareholders’ equity is as follows:

	Common shares	Retained earnings	Accumulated other comprehensive income	Total shareholders' equity
Balance, Dec. 31, 2009	2,169	634	126	2,929
Net earnings	-	118	-	118
Common shares issued	9	-	-	9
Dividends declared	-	(127)	-	(127)
Losses on translating net assets of self-sustaining foreign operations, net of hedges and of tax	-	-	(6)	(6)
Gains on derivatives designated as cash flow hedges, net of tax	-	-	117	117
Derivatives designated as cash flow hedges in prior periods transferred to the Consolidated Balance Sheets and net earnings in the current period, net of tax	-	-	(65)	(65)
Balance, June 30, 2010	2,178	625	172	2,975

The components of AOCI are presented below:

As at	June 30, 2010	Dec. 31, 2009
Cumulative unrealized losses on translating self-sustaining foreign operations, net of hedges and of tax	(69)	(63)
Cumulative unrealized gains on cash flow hedges, net of tax	241	189
Total accumulated other comprehensive income	172	126

15.  CAPITAL

TransAlta’s capital is comprised of the following:

As at	June 30, 2010	Dec. 31, 2009	Increase/ (decrease)
Current portion of long-term debt	254	31	223
Less: cash and cash equivalents	(43)	(82)	39
	211	(51)	262
Long-term debt
Recourse	3,939	3,857	82
Non-recourse	544	554	(10)
Non-controlling interests	461	478	(17)
Shareholders’ equity
Common shares	2,178	2,169	9
Retained earnings	625	634	(9)
AOCI	172	126	46
	7,919	7,818	101
Total capital	8,130	7,767	363

TransAlta’s overall capital management strategy has remained unchanged from Dec. 31, 2009.

TRANSALTA CORPORATION / Q2 2010   26

TransAlta monitors key credit ratios similar to those used by key rating agencies. While these ratios are not publicly available from credit agencies, TransAlta’s management has defined these ratios and seeks to manage the Corporation’s capital in line with the following targets:

	June 30, 2010	Dec. 31, 2009	Target
Cash flow to interest coverage (times)(1)	5.0	4.9	4 to 5 times
Cash flow to debt (%)(1)	21.1	20.1	20 to 25 per cent
Debt to invested capital (%)	57.7	56.1	55 to 60 per cent
(1) Last 12 months.

For the three and six months ended June 30, 2010 and 2009, net cash outflows from operating activities, after dividends and capital asset additions, are summarized below:

	3 months ended June 30			6 months ended June 30
	2010	2009	Increase/ (Decrease)	2010	2009	Increase/ (Decrease)
Cash flow from operating activities	98	57	41	272	140	132
Dividends paid	(64)	(57)	(7)	(123)	(111)	(12)
Capital asset expenditures	(283)	(281)	(2)	(409)	(412)	3
Net cash outflow	(249)	(281)	32	(260)	(383)	123

For the three months ended June 30, 2010, the increase in the net cash flows relative to the second quarter of 2009 resulted primarily from higher cash flow from operating activities.  For the six months ended June 30, 2010, the increase in the net cash flows relative to the same period in 2009 resulted primarily from higher cash flow from operating activities.  TransAlta seeks to maintain sufficient cash balances and committed credit facilities to fund periodic net cash outflows related to its business.

The financial terms and conditions of the Corporation’s credit facilities remain unchanged from Dec. 31, 2009.

TransAlta’s formal dividend policy has remained unchanged from Dec. 31, 2009.

16.  RELATED PARTY TRANSACTIONS

On Dec.16, 2006, predecessors of TransAlta Generation Partnership (“TAGP”), a firm owned by the Corporation and one of its subsidiaries, entered into an agreement with the partners of the Keephills 3 joint venture project to supply coal for the coal-fired plant.  The joint venture project is held in a partnership owned by Keephills 3 Limited Partnership (“K3LP”), a wholly owned subsidiary of the Corporation, and Capital Power Corporation.  TAGP will supply coal until the earlier of the permanent closure of the Keephills 3 facility or the early termination of the agreement by TAGP and the partners of the joint venture.  As at June 30, 2010, TAGP had received $57 million from K3LP for future coal deliveries.  Commercial operation of the Keephills plant is scheduled to commence in the second quarter of 2011.  Payments received prior to that date for future coal deliveries are recorded in deferred revenues and will be amortized into revenue over the life of the coal supply agreement when TAGP starts delivering coal for commissioning activities.

TRANSALTA CORPORATION / Q2 2010   27

For the period November 2002 to November 2012, one of TransAlta’s subsidiaries, TransAlta Cogeneration, L.P. (“TA Cogen”), entered into various transportation swap transactions with TAGP.  TAGP operates and maintains TA Cogen's three combined-cycle power plants in Ontario and a plant in Fort Saskatchewan, Alberta.  TAGP also provides management services to the Sheerness thermal plant, which is operated by Canadian Utilities Limited.  The business purpose of these transportation swaps is to provide TA Cogen with the delivery of fixed price gas without being exposed to escalating costs of pipeline transportation for two of its plants over the period of the swap.  The notional gas volume in the swap transactions is equal to the total delivered fuel for each of the facilities.  Exchange amounts are based on the market value of the contract.  TransAlta entered into an offsetting contract and therefore has no risk other than counterparty risk.

17.  CONTINGENCIES

TransAlta is occasionally named as a party in various claims and legal proceedings which arise during the normal course of its business. TransAlta reviews each of these claims, including the nature of the claim, the amount in dispute or claimed and the availability of insurance coverage.  Although there can be no assurance that any particular claim will be resolved in the Corporation’s favour, the Corporation does not believe that the outcome of any claims or potential claims of which it is currently aware, when taken as a whole, will have a material adverse effect on the Corporation.

18.  COMMITMENTS

On Jan. 11, 2010, TransAlta announced that it had been awarded a 25-year contract to provide an additional 54 megawatts (“MW”) of wind power to New Brunswick Power.  Under the agreement, TransAlta will expand the existing 96 MW Kent Hills wind facility to a total of 150 MW.  The total capital cost of the project is estimated to be $100 million and is expected to begin commercial operations by the end of 2010.  Natural Forces will have the option to purchase up to a 17 per cent interest in the new operating facility upon completion.

19.  PRIOR PERIOD REGULATORY DECISION

With respect to refunds owing by TransAlta for sales made by it in the organized markets of the California Power Exchange and the California Independent System Operator, the California Parties have sought rehearing of the Federal Energy Regulatory Commission’s (“FERC”) refusal and appealed the refusal to the U.S. Court of Appeals for the Ninth Circuit.  In a decision issued Aug. 24, 2007, which denied rehearing remanded matters to FERC, the Ninth Circuit ruled that FERC had properly excluded both the Summer Transactions and the CERS Transactions from the complaint proceeding.  FERC has yet to respond to the remand.

20.  GUARANTEES – LETTERS OF CREDIT

Letters of credit are issued to counterparties under some contractual arrangements with certain subsidiaries of the Corporation.  If the Corporation or its subsidiary does not perform under such contracts, the counterparty may present its claim for payment to the financial institution through which the letter of credit was issued.  Any amounts owed by the Corporation or its subsidiaries are reflected in the Consolidated Balance Sheets.  All letters of credit expire within one year and are expected to be renewed, as needed, through the normal course of business.  The total outstanding letters of credit as at June 30, 2010 totalled $318 million (Dec. 31, 2009 - $334 million) with nil (Dec. 31, 2009 – nil) amounts exercised by third parties under these arrangements.  TransAlta has a total of $2.1 billion (Dec. 31, 2009 – $2.1 billion) of committed credit facilities of which $0.8 billion (Dec. 31, 2009 – $0.7 billion) is not drawn, and is available as of June 30, 2010, subject to customary borrowing conditions.

TRANSALTA CORPORATION / Q2 2010   28

21.  SEGMENTED DISCLOSURES

A.     Each business segment assumes responsibility for its operating results measured as operating income or loss.

3 months ended June 30, 2010	Generation	Energy Trading	Corporate	Total
Revenues	582	-	-	582
Fuel and purchased power	229	-	-	229
	353	-	-	353
Operations, maintenance, and administration	150	4	18	172
Depreciation and amortization	113	1	4	118
Taxes, other than income taxes	8	-	-	8
Intersegment cost allocation (recovery)	2	(2)	-	-
	273	3	22	298
	80	(3)	(22)	55
Net interest expense (Note 11)				(33)
Earnings before non-controlling interests and income taxes				22

3 months ended June 30, 2009	Generation	Energy Trading	Corporate	Total
Revenues	570	15	-	585
Fuel and purchased power	239	-	-	239
	331	15	-	346
Operations, maintenance, and administration	172	10	25	207
Depreciation and amortization	113	-	5	118
Taxes, other than income taxes	7	-	-	7
Intersegment cost allocation (recovery)	8	(8)	-	-
	300	2	30	332
	31	13	(30)	14
Foreign exchange gain				2
Net interest expense (Note 11)				(33)
Other income (Note 3)				1
Loss before non-controlling interests and income taxes				(16)

6 months ended June 30, 2010	Generation	Energy Trading	Corporate	Total
Revenues	1,294	14	-	1,308
Fuel and purchased power	551	-	-	551
	743	14	-	757
Operations, maintenance, and administration	288	8	36	332
Depreciation and amortization	212	1	9	222
Taxes, other than income taxes	14	-	-	14
Intersegment cost allocation (recovery)	3	(3)	-	-
	517	6	45	568
	226	8	(45)	189
Foreign exchange gain				3
Net interest expense (Note 11)				(81)
Earnings before non-controlling interests and income taxes				111

TRANSALTA CORPORATION / Q2 2010   29

6 months ended June 30, 2009	Generation	Energy Trading	Corporate	Total
Revenues	1,311	30	-	1,341
Fuel and purchased power	614	-	-	614
	697	30	-	727
Operations, maintenance, and administration	318	16	47	381
Depreciation and amortization	224	1	10	235
Taxes, other than income taxes	12	-	-	12
Intersegment cost allocation (recovery)	16	(16)	-	-
	570	1	57	628
	127	29	(57)	99
Foreign exchange gain				3
Net interest expense (Note 11)				(66)
Other income (Note 3)				8
Earnings before non-controlling interests and income taxes				44

For the three months ended June 30, 2010 and 2009, included above in Generation is $4 million and $2 million of incentives received under a Government of Canada program in respect of power generation from qualifying wind and hydro projects, respectively.  For the six months ended June 30, 2010 and 2009, incentives of $9 million and $4 million, respectively, were included above in Generation.

The intersegment cost allocation (recovery) decreased for the three and six months ended June 30, 2010 as a result of support costs previously recovered through the intersegment fee being directly recorded in the Generation segment in 2010.

B.  Selected Consolidated Balance Sheets information

	Generation	Energy Trading	Corporate	Total
As at June 30, 2010
Goodwill	404	30	-	434
Total segment assets	9,357	106	501	9,964

As at Dec. 31, 2009
Goodwill	404	30	-	434
Total segment assets	9,133	148	494	9,775

TRANSALTA CORPORATION / Q2 2010   30

C.  Selected Consolidated Cash Flow information

3 months ended June 30, 2010	Generation	Energy Trading	Corporate	Total
Capital expenditures	276	-	7	283

3 months ended June 30, 2009
Capital expenditures	275	1	5	281

6 months ended June 30, 2010	Generation	Trading	Corporate	Total
Capital expenditures	395	-	14	409

6 months ended June 30, 2009
Capital expenditures	402	1	9	412

D.  Depreciation and amortization on the Consolidated Statements of Cash Flows

The reconciliation between depreciation and amortization reported on the Consolidated Statements of Earnings (Loss) and the Consolidated Statements of Cash Flows is presented below:

	3 months ended June 30		6 months ended June 30
	2010	2009	2010	2009
Depreciation and amortization expense on the Consolidated Statements of Earnings (Loss)	118	118	222	235
Depreciation included in fuel and purchased power	8	10	19	20
Accretion expense included in depreciation and amortization expense	(5)	(6)	(10)	(12)
Other	1	-	1	-
Depreciation and amortization on the Consolidated Statements of Cash Flows	122	122	232	243

22.  CHANGES IN NON-CASH OPERATING WORKING CAPITAL

	3 months ended June 30		6 months ended June 30
	2010	2009	2010	2009
Source (use):
Accounts receivable	(46)	34	54	214
Prepaid expenses	2	2	(6)	(8)
Income taxes receivable	(61)	(3)	(59)	(39)
Inventory	(21)	(34)	(9)	(39)
Accounts payable and accrued liabilities	41	(28)	(78)	(262)
Income taxes payable	(1)	(8)	(4)	(11)
Change in non-cash operating working capital	(86)	(37)	(102)	(145)

TRANSALTA CORPORATION / Q2 2010   31

23.  EMPLOYEE FUTURE BENEFITS

Costs recognized in the period are presented below:

3 months ended June 30, 2010	Registered	Supplemental	Other	Total
Current service cost	1	-	1	2
Interest cost	5	1	-	6
Actual return on plan assets	(5)	-	-	(5)
Actuarial loss	1	-	-	1
Amortization of net transition asset	(2)	-	-	(2)
Defined benefit expense	-	1	1	2
Defined contribution option expense of registered pension plan	4	-	-	4
Net expense	4	1	1	6

3 months ended June 30, 2009	Registered	Supplemental	Other	Total
Current service cost	1	1	-	2
Interest cost	6	1	-	7
Actual return on plan assets	(5)	-	-	(5)
Amortization of net transition asset	(2)	-	-	(2)
Defined benefit expense	-	2	-	2
Defined contribution option expense of registered pension plan	3	-	-	3
Net expense	3	2	-	5

6 months ended June 30, 2010	Registered	Supplemental	Other	Total
Current service cost	1	1	1	3
Interest cost	10	2	1	13
Actual return on plan assets	(10)	-	-	(10)
Actuarial loss	2	-	-	2
Amortization of net transition asset	(4)	-	-	(4)
Defined benefit (income) expense	(1)	3	2	4
Defined contribution option expense of registered pension plan	10	-	-	10
Net expense	9	3	2	14

6 months ended June 30, 2009	Registered	Supplemental	Other	Total
Current service cost	2	1	-	3
Interest cost	11	2	1	14
Actual return on plan assets	(10)	-	-	(10)
Actuarial loss	1	-	-	1
Amortization of net transition asset	(4)	-	-	(4)
Defined benefit expense	-	3	1	4
Defined contribution option expense of registered pension plan	10	-	-	10
Net expense	10	3	1	14

24.  SUBSEQUENT EVENTS

TransAlta has evaluated events subsequent to June 30, 2010 through to July 28, 2010, which represents the date the financial statements were issued, and identified no items warranting disclosure.

TRANSALTA CORPORATION / Q2 2010   32